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                                                        Exhibit 4

                        as of May 1, 1994

Americold Corporation
7007 South West Cardinal Lane
Suite 135
Portland, Oregon  97224

Attention:  Joel M. Smith

               Re:  Amended and Restated Investment Agreement
                    dated as of March 2, 1993
                    -----------------------------------------

Dear Sirs:

     Metropolitan Life Insurance Company (the "Investor") is a party to the Amended and Restated Investment Agreement dated as of March 2, 1993 (the "Investment Agreement") with Americold Corporation (the "Company") and the holder of $150,000,000 aggregate principal amount of the 11.45% First Mortgage Bonds, Series A, due 2002 (the "Series A Bonds") issued by the Company under an Amended and Restated Indenture dated as of March 9, 1993 (the "Indenture") between the Company and Shawmut Bank Connecticut, National Association, as Trustee.

     As a party to the Investment Agreement and as holder of the Series A Bonds, the Investor hereby agrees that the Investment
Agreement shall be amended by this agreement (the "Amendment") as follows:

     1. The second line of the table contained in Section 6(e) of the Investment Agreement (referring to the Company's fiscal year ended February 1995) shall be amended to read as follows:

     "Fiscal Year Ended February                  Ratios
     ---------------------------                  ------
          1995                                    0.96 to 1.00"

     2. Clause (y) of Section 6(h)(i) of the Investment Agreement shall be deleted in its entirety and the following substituted therefor:

          "(y) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Debt (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of and used for satisfying a sinking fund obligation, principal installment or final maturity, in each case due within 90 days of the date of acquisition; provided,
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     however, that no such purchase, repurchase or other
     acquisition of Subordinated Debt shall be made during the period from and including January 31, 1995 to and including February 28, 1995 without the prior written consent of the Investor) or"

     3. Except as so amended by this Amendment, the Investment Agreement is in all respects ratified and confirmed and all provisions thereof shall be given full force and effect as if they were set forth herein in their entirety; and all references in the Indenture to the Investment Agreement shall mean the Investment Agreement as so amended by this Amendment.


     This Amendment shall be of no force or effect unless and until you have returned to the undersigned a counterpart hereof executed by you at the foot hereof.

                         Very truly yours,


                         METROPOLITAN LIFE INSURANCE COMPANY



                    By:  /s/ Jacqueline D. Jenkins
                         -----------------------------
                         Name:   Jacqueline D. Jenkins
                         Title:  Assistant Vice President


AGREED TO AND ACCEPTED:

AMERICOLD CORPORATION


By   /s/ Lon V. Leneve
     -------------------------
     Name:   Lon V. Leneve
     Title:  Vice President and Treasurer









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